Exhibit 4.9(xxi)

Non-natural person loan contract

WZBC Wenzhou Bank

Wenzhou Bank non-natural person loan contract

Contract no. 905002025 loan enterprise character no. 00069

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd. Certificate type and number: unified social credit code 91310107324485470F

Registered address: 3rd floor, building 19, no. 8, lane 498, Guoshoujing Road, China (Shanghai) Pilot Free Trade Zone Telephone:*******************

Legal representative / responsible person: Liu Yuejin Telephone: **************

Lender: Wenzhou Bank Co., Ltd. Shanghai Branch

Registered address: floors 1, 2 and 3, no. 333, Jiujiang Road, Huangpu District, Shanghai (Financial Plaza)

Whereas the borrower has applied to the lender for a loan, in accordance with the relevant laws, regulations and other applicable provisions of the People’s Republic of China, the borrower and the lender have reached mutual agreement and hereby enter into this contract.

Article 1 Loan

1.1 Currency: Renminbi

1.2 Amount (in words): seven million five hundred thousand yuan only

1.3 Term: from November 19, 2025 to November 16, 2026.

1.4 Loan purpose: enterprise operating turnover. The borrower shall not change the loan purpose.

Article 2 Interest rate and interest calculation method

2.1 The benchmark pricing rate applicable to the renminbi loan under this contract on the contract effective date and on each interest rate repricing date shall be determined by the following method (1):

(1) the most recent 1-year loan prime rate published by the National Interbank Funding Center on the preceding business day

(2) the most recent 5-year or longer loan prime rate published by the National Interbank Funding Center on the preceding business day.

2.2 The renminbi loan interest rate under this contract shall be governed by the following provision (1):

(1) fixed interest rate, annual interest rate of 4.6%, which shall remain unchanged during the loan term. The above annual interest rate is the benchmark pricing rate applicable on the contract effective date plus 160 basis points, where 1 basis point equals 0.01%.

(2) floating interest rate, with the annual interest rate at the time of signing this contract being %. The above annual interest rate is the benchmark pricing rate applicable on the contract effective date plus or minus basis points, where 1 basis point equals 0.01%. During the term of this contract, if the National Interbank Funding Center adjusts the loan prime rate for the corresponding tenor, the loan interest rate under this contract shall be adjusted based on the benchmark pricing rate applicable on the interest rate repricing date, using the above plus or minus spread.

(3) other:

2.3 The adjustment method for the floating interest rate on the renminbi loan under this contract shall be executed in accordance with the following method:

(1) from the loan disbursement date, January 1 of each year shall be the interest rate repricing date, meaning that the adjusted interest rate standard shall take effect from January 1 of each year, with interest calculated on a daily basis separately for the periods before and after January 1

(2) from the loan disbursement date, the 21st day of each calendar month / the 21st day of the last month of each calendar quarter / June 21 and December 21 of each calendar year (please mark with a checkmark in the box before the applicable provision) shall be the interest rate repricing date, meaning that the adjusted interest rate standard shall take effect from the interest rate repricing date, with interest calculated on a daily basis separately for the periods before and after the interest rate repricing date

(3) from the loan disbursement date, the date on which the National Interbank Funding Center publishes a change in the loan prime rate shall be the interest rate repricing date, meaning that the adjusted interest rate standard shall take effect from the interest rate repricing date, with interest calculated on a daily basis separately for the periods before and after the interest rate repricing date.

2.4 The foreign currency loan interest rate under this contract shall be governed by the following provision:

(1) fixed interest rate, annual interest rate of %

(2) floating interest rate, based on

(3) other:

2.5 The annual interest rate for the loan under this contract shall be calculated using the simple interest method. The conversion formula is: daily interest rate = annual interest rate / 360; monthly interest rate = annual interest rate / 12.

2.6 During the term of this contract, if the National Interbank Funding Center adjusts the loan prime rate or the calculation and management method and such adjustment is applicable to the loan under this contract, the lender has the right to calculate interest in accordance with the adjusted interest rate and method, and shall notify the borrower within the month following the adjustment. The lender’s implementation of this provision shall not be deemed a modification or amendment of this contract.

2.7 During the term of this contract, if the National Interbank Funding Center cancels (or ceases to publish) the loan prime rate, the lender has the right to request negotiation with the borrower to re-determine the interest rate adjustment method for the loan under this contract, or to act in accordance with the unified opinion of the People’s Bank of China or other competent authorities at that time. The lender hereby reserves the right to declare the loan under this contract immediately due and payable if the parties fail to reach an agreement on the method for determining and adjusting the loan interest rate under this contract.

Article 3 Loan disbursement

3.1 Within the loan term, upon the borrower’s application, the lender may disburse the loan in multiple tranches.

3.2 Drawdowns under this contract are subject to the satisfaction of the following conditions and shall be disbursed after review and approval by the lender. If the following conditions are not satisfied, the lender has the right to suspend loan disbursement or change the method or conditions for the disbursement and payment of loan funds:

(1) the borrower has completed the relevant government permits, approvals, registrations and other statutory procedures

(2) the relevant security contracts have become effective and the necessary registration procedures have been completed

(3) the borrower has not breached any obligations or responsibilities under this contract

(4) no event of default under this contract has occurred with respect to the borrower

(5) the borrower has not experienced a decline in credit standing, a decline in the profitability of its principal business, or any other adverse change that may jeopardize, delay or prevent the performance of its obligations and responsibilities under this contract

(6) the security remains continuously effective, and the guarantor’s guarantee capacity and the pledged or mortgaged assets have not undergone any changes adverse to the lender

(7) the borrower has opened the relevant accounts as required by the lender

(8) other conditions required by the lender.

3.3 The disbursement date, disbursement amount and repayment date shall be as recorded in the loan receipt, electronic transaction record certificate or other such documents. If the actual disbursement date and disbursement amount differ from those recorded in this contract or the loan receipt, electronic transaction record certificate or other such documents, the actual date and amount shall prevail.

3.4 The lender may entrust Wenzhou Bank Co., Ltd. or other branches of Wenzhou Bank Co., Ltd. to disburse the loan under this contract.

Article 4 Loan payment

4.1 The loan under this contract shall be disbursed by way of lender-controlled payment when any of the following conditions is satisfied, meaning that the borrower irrevocably authorizes the lender to pay the loan funds through the borrower’s account to the borrower’s transaction counterparties that are consistent with the loan purpose specified in this contract, and the borrower shall have no right to dispose of the loan funds by any means (including but not limited to transfer, drawdown, etc.).

(1) The single-day single or cumulative payment amount by the borrower to the same payee exceeds the equivalent of RMB [/] yuan.

(2) The loan purpose is for external payment under imported goods.

(3) Other:/

4.2 When processing lender-controlled payment, the borrower shall provide evidence materials that are consistent with the loan purpose specified in the contract as required by the lender. The lender shall only conduct a formality review of the payee information and loan purpose evidence materials provided by the borrower. Any failure, error, or delay in the payment of loan funds not caused by the lender’s fault shall be the responsibility of the borrower, and the lender shall not be liable. The borrower shall compensate the lender for any losses incurred by the lender as a result.

4.3 If the circumstances under clause 4.1 are not met, the loan shall be disbursed by way of borrower-controlled payment, meaning that after the lender disburses the loan funds to the borrower’s account, the borrower shall independently pay the funds to transaction counterparties consistent with the loan purpose specified in the contract. The borrower shall periodically report to the lender on the loan fund usage plan and payment status under this contract as required by the lender, and the lender shall have the right to verify whether the loan payment complies with the agreed purpose through account analysis, document inspection, or on-site investigation.

Article 5 Repayment

5.1 The borrower shall open or designate a repayment account with the lender before the effective date of this contract, and shall deposit into such account an amount sufficient to cover the current repayment amount before each deduction date, which shall be used exclusively for repaying the loan principal and interest. The borrower hereby irrevocably authorizes the lender to automatically deduct the due loan principal and interest from the borrower’s deposit accounts opened with Wenzhou Bank Co., Ltd. and its branches and sub-branches.

5.2 The lender and the borrower agree that, from the date of loan disbursement, the borrower voluntarily chooses method (1) to repay the loan principal and interest:

(1) The borrower shall repay the loan principal in a lump sum on the loan maturity date. Interest on the loan shall be calculated on a daily basis, and interest shall be settled on a monthly basis.

(2) Equal principal repayment method: the borrower shall repay equal amounts of principal on a monthly basis, together with the monthly interest. The monthly repayment amount of principal and interest shall be calculated according to the following formula: (loan principal - cumulative repaid principal) x monthly interest rate.

(3) Equal principal and interest repayment method: the borrower shall repay equal amounts of principal and interest on a monthly basis. The monthly repayment amount of principal and interest shall be calculated according to the following formula.

(4) The borrower shall repay the principal according to the following repayment schedule, and interest shall be settled on a [ ] basis.

NA

(5) Other repayment method.

5.3 Deduction date

5.3.1 If the equal principal repayment method or the equal principal and interest repayment method is adopted, the deduction date shall be:

(1) The deduction date shall be the corresponding day of the loan disbursement date each month. If there is no corresponding day in a given month, the deduction date shall be the last day of that month. Interest on the loan shall be settled on a monthly basis. The first deduction shall deduct the current principal and interest of the loan. The last deduction date shall be the loan maturity date. Interest for the last deduction shall be calculated on a daily basis, deducting the interest from the previous deduction date to the last deduction date and the remaining loan principal.

(2) The deduction date shall be the 20th day of each month. For the first deduction, interest shall be calculated on a daily basis, deducting only the interest from the loan disbursement date to the first deduction date. Thereafter, interest on the loan shall be settled on a monthly basis, and the current principal and interest of the loan shall be deducted each month. The last deduction date shall be the loan maturity date. Interest for the last deduction shall be calculated on a daily basis, deducting the interest from the previous deduction date to the last deduction date and the remaining loan principal.

5.3.2 If the repayment method is principal repayment at maturity (including repayment plan maturity):

If interest on the loan is settled on a monthly basis, the borrower shall pay interest to the lender on the 20th day of each month, and the interest shall be paid together with the principal upon loan maturity. If interest on the loan is settled on a quarterly basis, the borrower shall pay interest to the lender on the 20th day of the last month of each quarter, and the interest shall be paid together with the principal upon loan maturity. If interest on the loan is settled on a semi-annual basis, the borrower shall pay interest to the lender on the 20th day of the last month of each half year, and the interest shall be paid together with the principal upon loan maturity. If interest on the loan is settled on an annual basis, the borrower shall pay interest to the lender on the 20th day of the last month of each year, and the interest shall be paid together with the principal upon loan maturity. If interest is settled in a lump sum upon loan maturity, the loan interest and loan principal shall be deducted in a lump sum on the loan maturity date.

5.4 The borrower designates the following account as a dedicated fund collection account, which shall serve as one of the repayment source accounts for the loan, and shall promptly provide the lender with information on the inflows and outflows of funds in such account. The lender may enter into a separate account management agreement with the borrower for the purpose of supervising the fund collection account.

Bank: Wenzhou Bank Shanghai Branch Account number: 22404000006934

5.5 The borrower may prepay the loan with the lender’s consent, but if the prepayment exceeds one month, the borrower shall bear liability for breach of contract.

5.6 The borrower shall strictly repay the loan principal, interest, and other amounts payable in full and on time in accordance with this contract and accounting vouchers such as the loan receipt and electronic transaction record certificates.

Article 6 Representations and Warranties of the Borrower

6.1 The borrower acknowledges and complies with the lender’s business systems and operational practices as well as the operating procedures under this contract.

6.2 The borrower irrevocably agrees that the lender may assign the creditor’s rights under this contract to a third party, and shall cooperate in completing the formalities for the transfer of creditor’s rights when the lender assigns such rights under this contract.

6.3 The borrower warrants that it will cooperate with the lender in conducting on-site or off-site supervision and inspection of the borrower’s business operations and post-disbursement matters, including loan payment management and usage, and will promptly provide the lender with all financial statements and other relevant materials required by the lender (including but not limited to the borrower’s basic information, usage vouchers, transaction contracts, environmental and social risk reports, etc.), and shall adhere to the principle of good faith and ensure that the documents and materials provided are true, complete, and valid.

6.4 The borrower undertakes to cooperate with the lender in participating in the borrower’s large-scale financing, asset sales, and activities such as mergers, divisions, shareholding reform, and bankruptcy liquidation.

6.5 The borrower’s production and operations are lawful and compliant, the borrower has sustainable operating capacity, has lawful repayment sources, is not involved in material environmental or social risks, and has no material adverse credit record.

6.6 The borrower warrants that it will notify the lender in writing within seven days from the date on which any of the following events occurs or is likely to occur.

(1) The borrower’s operational system or form of property rights undergoes material changes, including but not limited to the implementation of contracting, lease operations, joint operations, shareholding reform, merger (consolidation), joint venture (cooperation), division, establishment of subsidiaries, transfer of property rights, capital reduction, dissolution, application for bankruptcy, suspension of operations, closure, cancellation, or revocation of business license.

(2) The borrower amends its articles of association, replaces its legal representative, reduces registered capital, or makes material decisions regarding finance or personnel.

(3) The borrower’s legal representative or principal responsible person dies, becomes missing, or loses civil capacity.

(4) The borrower sells, leases, transfers, or otherwise disposes of all or part of its assets.

(5) The total amount of guarantees provided by the borrower to third parties exceeds 1.2 times the amount of guarantees existing at the time of signing this contract.

(6) The total amount of financing obtained by the borrower exceeds 1.2 times the sum of the existing financing balance at the time of signing this contract plus the loan amount under this contract.

(7) The borrower experiences a safety or environmental accident.

(8) The borrower becomes involved in material litigation or material arbitration, or its principal assets become subject to compulsory measures such as property preservation.

(9) The borrower’s financial condition undergoes a material adverse change, or it becomes unable to repay the principal and interest of loans from financial institutions, or the value of the collateral significantly decreases.

(10) Other events occur that have a material adverse effect on the borrower’s financial condition or debt repayment ability.

6.7 During the term of the debt under this contract, if the guarantor’s financial condition deteriorates or other reasons cause a significant decrease in its guarantee capacity, or if the guaranteed property depreciates, is damaged, destroyed, requisitioned, expropriated, or is disposed of by way of transfer, gift, lease, creation of a right of habitation, creation of a security interest, or becomes subject to ownership disputes without the lender’s prior written consent, thereby causing the guarantee capacity to be significantly weakened or lost, the borrower shall provide new guarantees as required by the lender.

Article 7 Events of Default

7.1 Any of the following events may constitute an event of default under this article:

(1) The borrower changes the use of the loan, fails to make loan fund payments as agreed, or circumvents the lender’s entrusted payment by splitting the loan into smaller amounts or other means.

(2) The borrower fails to provide details of the fund collection account or the funds are not collected normally.

(3) The borrower refuses to accept the lender’s normal operational supervision, or provides false financial statements, capital verification reports, or the like.

(4) The borrower engages in illegal activities that jeopardize the safety of the loan.

(5) The borrower, its legal representative, or key management personnel are suspected of criminal offenses.

(6) Any of the events listed in Article 6.6 that require notification occurs and affects the borrower’s debt repayment ability.

(7) The borrower’s operations and financial condition deteriorate to the extent that it cannot repay its due debts, or it becomes involved in or is about to become involved in material litigation, arbitration, or other legal disputes, or its principal assets become subject to compulsory enforcement measures such as property preservation, which may or has affected or impaired the lender’s rights and interests under this contract.

(8) The borrower fails to repay the principal and interest under this contract on time and in full, or defaults on the principal and interest of any loan from a financial institution, or a material cross-default event occurs, meaning the borrower commits a material default under other financing contracts.

(9) The pledged or mortgaged property is damaged or its value significantly decreases, and the borrower refuses to provide new effective guarantee measures as required by the lender.

(10) Under an export invoice financing arrangement, the importer indicates refusal to pay for the goods during the loan term.

(11) The borrower fails to obtain the lender’s consent prior to material matters such as external investments, mergers, divisions, or equity transfers.

(12) The borrower fails to comply with any representation or warranty made in this contract.

(13) The borrower breaches the agreed financial indicators.

(14) The borrower violates other provisions of this contract, and the lender, in its sole discretion, deems such violation sufficient to jeopardize the realization of the claims under this contract.

7.2 Upon the occurrence of an event of default or when the lender exercises its security rights in advance in accordance with the guarantee contract, the lender is entitled to take any one or more of the following measures:

(1) Demand that the borrower rectify the default within a specified period.

(2) Cease disbursement of any undrawn loan amounts.

(3) Unilaterally declare this contract immediately due and demand that the borrower repay all loan principal and interest.

(4) Deduct amounts from any account opened by the borrower with Wenzhou Bank Co., Ltd. or any of its branches.

(5) Freeze and stop payment on any account opened by the borrower with Wenzhou Bank Co., Ltd. or any of its branches.

(6) Demand that the borrower provide other guarantees acceptable to the lender.

(7) Take other remedial measures as provided by laws, regulations, and this contract.

Article 8 Liability for Breach of Contract

8.1 If the borrower fails to repay the loan principal on time and in full (including cases where the loan is declared immediately due and becomes overdue), the penalty interest rate for the overdue loan shall be fifty percent higher than the loan interest rate specified in this contract. Interest that the borrower fails to pay on time shall accrue compound interest at the penalty interest rate for overdue loans.

8.2 If the borrower uses the loan for purposes not agreed in the contract, the penalty interest rate shall be one hundred percent higher than the loan interest rate specified in this contract. During the period of misappropriation, interest that the borrower fails to pay on time shall accrue compound interest at the penalty interest rate for loans used in breach of contract.

8.3 If the loan interest rate is adjusted in accordance with this contract, the lender has the right to adjust the penalty interest rate accordingly. From the date of the interest rate adjustment, the penalty interest for overdue or misappropriated loans shall be calculated at the adjusted penalty interest rate.

8.4 If the borrower repays the loan more than one month in advance, it shall bear liability for breach of contract to the lender in the following manner (2):

(1) Pay liquidated damages, which shall be [REDACTED] percent of the interest the lender expected to receive but failed to collect due to the early repayment. The borrower shall pay the liquidated damages to the lender together with the early repayment.

(2) No liquidated damages are payable for early repayment under this contract.

8.5 The borrower irrevocably authorizes the lender to deduct and collect any principal, interest, overdue interest, penalty interest, compound interest, liquidated damages, and other fees owed by the borrower under this contract from any deposit account opened by the borrower with Wenzhou Bank Co., Ltd. and any of its branches and sub-branches. If the currency of the deducted amount differs from the currency of the loan, the lender shall convert the amount at the exchange rate applicable on the date of deduction and apply it to the loan principal and interest. Any interest and other fees incurred between the date of deduction and the date of repayment, as well as any differences arising from exchange rate fluctuations during this period, shall be borne by the borrower.

8.6 If the deducted amount is insufficient to satisfy all of the borrower’s obligations under this contract, the lender shall have the right to determine, in its sole discretion, the order in which such amount is applied to the repayment of loan principal, interest, overdue interest, penalty interest, compound interest, liquidated damages, and other fees. Alternatively, if the same borrower has multiple debts with the lender or other branches of Wenzhou Bank Co., Ltd., the lender shall have the right to determine, in its sole discretion, the order in which such debts are satisfied.

8.7 If the borrower’s default causes the lender to take legal action, arbitration, or other measures to enforce its claims, the borrower shall bear the costs incurred by the lender in enforcing such claims, including but not limited to court costs, arbitration fees, notification fees, demand fees, attorney fees, inquiry fees, and travel expenses.

8.8 For loan claims under this contract that become overdue (including those declared immediately due and payable and thereby overdue), the interest settlement method shall be monthly interest settlement. The specific interest settlement date shall be the 20th day of each month, and the interest settlement date shall be the interest payment date.

Article 9 Confirmation of Service Address Matters

9.1 The borrower agrees that, upon entering into this contract with the lender, any notice, request, agreement, or other document related to this contract sent by the lender to any service address of the borrower specified in Article 9.3 of this contract shall be deemed served on the borrower on the following dates: (1) if sent by registered mail, the date shown on the registered mail receipt held by the lender; (2) if sent by courier, the date of actual receipt (including receipt by an agent), or if no one accepts delivery or delivery is refused, the date the document is returned; (3) if sent by email or fax, the date on which the sender’s email system or fax machine indicates successful transmission; (4) if sent by SMS or WeChat, the date on which the sender successfully sends the SMS or WeChat message to the designated mobile phone number or WeChat ID.

9.2 The borrower confirms that the service address specified in Article 9.3 of this contract shall apply to the service of all notices, agreements, and documents under or related to this contract, including but not limited to the service of various notices and contracts (including but not limited to collection letters, notification letters, and notices of assignment of claims) during non-litigation and contract performance periods, as well as the service of relevant documents and legal instruments during the first instance, second instance, retrial, and enforcement proceedings and other procedures after a dispute enters arbitration or civil litigation proceedings.

9.3 The borrower confirms its service address as follows: (1) address: 9th Floor, Building 288, Lane 1588, Zhuguang Road, Qingpu District, Shanghai; (2) mobile phone number: [REDACTED]; (3) email: [ ]; (4) fax: [ ]; (5) WeChat ID: [ ].

9.4 The borrower has read all terms of this service address confirmation matter, guarantees that the above service address is accurate and valid, and undertakes that if the service address changes, it shall notify the lender in writing on the date of such change. If arbitration, civil litigation proceedings, or other procedures have already commenced, the borrower shall also fulfill the obligation to notify the arbitration institution, court, or other relevant body of the change in service address. If the borrower violates the foregoing provisions, documents served by the lender at the service address specified in this contract shall still be deemed valid service, and the borrower shall bear all consequences and losses arising therefrom.

Article 10 Other Agreed Matters

Article 11 Other Terms

11.1 The borrower irrevocably authorizes the lender to query its credit report from the Financial Credit Information Basic Database of the People’s Bank of China for the purpose of evaluating and reviewing the borrower’s loan application, and to report the credit information generated by the borrower’s performance under this contract to the Financial Credit Information Basic Database of the People’s Bank of China. If the borrower defaults under this contract, the lender shall have the right, depending on the circumstances of the default, to publicly disclose the default information in accordance with the law or to provide relevant information to collection agencies for the purpose of collection.

11.2 Any dispute arising during the performance of this contract shall be resolved through negotiation between the parties. If negotiation fails, the dispute shall be resolved by method (3) below:

(1) file a lawsuit with the people’s court in the place of the lender’s domicile;

(2) file a lawsuit with the people’s court in the place of the borrower’s domicile;

(3) file a lawsuit with the people’s court having jurisdiction over the place where this contract/agreement is signed (i.e., Huangpu District, Shanghai Municipality);

(4) submit to the [ ] arbitration commission for arbitration, which shall be conducted in accordance with the arbitration rules of that arbitration commission. The arbitration award shall be final and binding on both parties.

Where the option to file a lawsuit with a people’s court is selected, both parties agree that specific cases under this contract related to the loan shall be subject to small claims procedure, with a single-instance final judgment. The criteria for specific cases shall be determined in accordance with the relevant provisions of the competent court.

11.3 This contract shall be governed by the laws of the People’s Republic of China (for the purposes of this contract, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan).

11.4 The loan receipts, electronic transaction records, and other vouchers, as well as relevant documents and materials confirmed by both parties under this contract, shall form an integral part of this contract. The invalidity or unenforceability of any term of this contract shall not affect the validity and enforceability of the other terms, nor shall it affect the validity of the entire contract.

11.5 This contract shall take effect upon being signed or sealed by both parties. The original contract shall be executed in duplicate, with each party holding one copy. Additional copies shall be kept for reference. All copies shall have equal legal effect.

Borrower (seal/signature): WIPO (Shanghai) New Energy Technology Co. Ltd.

Legal representative (or authorized agent):

Date of signing: November 21, 2025

Lender (seal/signature):

Responsible person:

Date of signing: November 21, 2025